EXHIBIT 15

August 5, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated August 5, 2011 on our review of interim financial information of Hertz Global Holdings, Inc. and its subsidiaries (the "Company") for the three-month and six-month periods ended June 30, 2011 and June 30, 2010 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2011 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 333-168808, 333-138812 and 333-151103) and on Form S-3 (File Nos. 333-159348 and 333-173125).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey